Exhibit 99.1

News Release
May 5, 2008
Alpharma Reports First Quarter 2008 Revenue Growth of 33% from Continuing Operations
Bridgewater, NJ...May 5, 2008...Alpharma Inc. (NYSE:ALO), a global specialty pharmaceutical company, today announced first quarter 2008 diluted earnings per share (“EPS”) of $3.77. First quarter 2008 results include EPS of $4.67 related to the Active Pharmaceuticals Ingredients (“API”) business and its sale to 3i (III: LSE) for $395 million. The API sale closing occurred on April 1, 2008, with the transaction effective as of the close of business on March 31, 2008. The API business is being reported as a discontinued operation.
The Company reported a first quarter 2008 loss of $39.1 million ($0.90 diluted loss per share) from its continuing operations, including $37 million of accrued research and development (“R&D”) expenses related to the achievement, in March 2008, of two clinical advancement milestones related to the licensing of ketoprofen in Transfersome® gel. Payments for these two milestones were made to the licensor, IDEA AG (“IDEA”), in April 2008. Excluding the $37 million in accrued R&D expense related to the milestone payments, first quarter 2008 diluted loss per share from continuing operations was $0.05. The Company’s first quarter 2008 financial performance from continuing operations (excluding the $37 million in accrued R&D expense related to the milestone payments) reflects:
•	Revenue of $157.5 million, an increase of 33% over first quarter 2007 revenue from continuing operations of $118.3 million;

•	Record quarterly Pharmaceuticals revenue of $66.0 million, a 91% increase over the first quarter of 2007, driven primarily by the FLECTOR® Patch launch;

•	Selling, general and administrative (“SG&A”) expenses of $90.4 million, an increase of $35.1 million over the first quarter of 2007, principally reflecting investments in the Pharmaceuticals business to support the first quarter 2008 launch of the FLECTOR® Patch and the continuing expansion of the business;

•	Diluted loss per share of $0.05*, compared to 2007 diluted earnings per share from continuing operations of $0.08; and

•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $4.8 million*, compared to EBITDA from continuing operations of $13.2 million* in the first quarter of 2007.

*	A reconciliation of reported to adjusted results for continuing operations for the three months ended March 31, 2008 and 2007, is attached to this release.
Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807

“We are pleased with our strong first quarter results and progress against our 2008 goals,” commented Dean Mitchell, President and Chief Executive Officer. “The successful launch of the FLECTOR® Patch has demonstrated our ability to execute our strategic transformation. In addition, our first quarter performance in both businesses was robust. In comparison to the first quarter of 2007, KADIAN® revenues grew 21% and Animal Health grew 9% with continuing strong profitability.” He continued, “The divestiture of the API business and the ongoing advancement of our Pharmaceuticals business are both value-enhancing activities for our stakeholders. The remainder of this year promises to be full of opportunities as well as challenges, and we believe we have built a foundation from which to drive further value creation for our shareholders.”
Discontinued Operations
Effective March 31, 2008, the Company completed the sale of the API business and has classified the first quarter 2008 financial results and the historical financial results of API as results from discontinued operations. API revenues for the first quarter of 2008 amounted to $42.9 million, a decrease of $6.9 million, or 13.9% from the first quarter of 2007. API reported operating income of $2.4 million in the first quarter of 2008, compared to operating income of $12.5 million in the first quarter of 2007. Income from discontinued operations, net of taxes amounted to $202.2 million ($4.67 EPS) in the first quarter of 2008 and includes a net gain of $201.5 million ($4.66 EPS) on the sale. The gain is subject to adjustment based on the closing net cash balance and working capital of the business, as defined in the divestiture agreement.
Business Reviews — Continuing Operations
Pharmaceuticals: Revenue increased by $31.5 million, or 91.3%, to $66.0 million in the first quarter of 2008, compared to revenue of $34.5 million in the first quarter of 2007. This revenue growth was principally attributable to the launch of the FLECTOR® Patch (the first prescription topical NSAID patch approved by the FDA in the United States) in January 2008. First quarter 2008 revenue for the FLECTOR® Patch totaled $24.3 million, and includes the initial stocking of the product in pharmacies and the distribution channel, as well as first quarter prescription demand. First quarter 2008 FLECTOR® Patch prescriptions1 totaled approximately 78,000. The remainder of the revenue increase in the Pharmaceuticals business relates to sales of KADIAN®, which increased 20.9% to $41.7 million in the first quarter of 2008. First quarter 2008 KADIAN® prescriptions1 increased 10.3% versus the first quarter of 2007.

1.	Source: Wolters Kluwer Health, Source ® PHAST Prescription Monthly
Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807

Pharmaceuticals reported an operating loss of $49.1 million in the first quarter of 2008. First quarter 2008 Pharmaceuticals research and development R&D spending increased $35.6 million over 2007 levels, as a result of the accrual of $37 million of research and development expenses associated with the achievement of two milestones related to the clinical and regulatory advancement of ketoprofen in Transfersome® gel. Both of these $18.5 million milestone payments were made to the licensor, IDEA AG, in April 2008. Excluding the $37 million in progress milestones, Pharmaceuticals’ first quarter 2008 operating loss amounted to $12.1 million, compared to an operating loss of $2.1 million in the same period of 2007. The decrease in operating results reflects investments in SG&A, principally in support of the launch of the FLECTOR® Patch. The investments include more than doubling the size of the sales force, engaging a contract sales organization, and advertising, promotion and other related costs in support of the launch. These increased investments were partially offset by the additional gross profit realized on increased revenues.
On April 21, 2008, the Company announced that it withdrew its New Drug Application (“NDA”) for EMBEDA™ (morphine sulfate extended-release with sequestered naltrexone hydrochloride) Capsules, and plans to resubmit a revised application in approximately two months. While the initial NDA submission qualified for a priority review, certain technical issues around data presentation prevented a complete evaluation by the U.S. Food and Drug Administration (the “FDA”) within the six month time period permissible for a priority review. The Company expects to address the submission issues and re-qualify for priority review in its resubmission, and continues to anticipate a first quarter 2009 launch following approval.
Animal Health: First quarter revenues increased 9.2% to $91.5 million, compared to $83.8 million in the first quarter of 2007, reflecting revenue growth in most regions and market segments. Excluding the year-over-year effects of currency, which favorably impacted first quarter 2008 revenues by approximately $2.3 million, revenues increased 6.4% over the first quarter of 2007. Operating income in the first quarter of 2008 was $17.0 million compared to $17.1 million in the first quarter of 2007. Operating income in the first quarter of 2007 was favorably impacted by $2.1 million of closed facility exit cost adjustments and related asset sales. Excluding these adjustments, first quarter operating margins increased from 17.9% in 2007 to 18.6% in the first quarter of 2008, reflecting the favorable effects of currency and the contribution from increased revenues, pricing, and productivity programs, partially offset by higher production input costs.
Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807

First Quarter Comparison of Other Consolidated Income Statement Items — Continuing Operations
Selling, general and administrative expenses increased $35.1 million compared to the first quarter of 2007. As a percentage of revenues, SG&A expenses increased to 57.4% in the first quarter of 2008 from 46.7% in the first quarter of 2007. The increase principally relates to the sales force expansion and other investments in the Pharmaceuticals business to support the January 2008 launch of the FLECTOR® Patch.
Research and development expense increased $36.2 million compared to the first quarter of 2007. The increase reflects $37 million of R&D expenses incurred in the Pharmaceuticals business associated with the achievement, in the first quarter of 2008, of two milestones related to the clinical and regulatory advancement of ketoprofen in Transfersome® gel.
Interest income (expense), net decreased $0.6 million, to $0.8 million of income in the first quarter of 2008 compared to net interest income of $1.4 million in the first quarter of 2007. The decrease in net interest income compared to 2007, reflects increased interest expense on higher average debt balances in the first quarter of 2008, as the Company’s convertible debt was outstanding for only a portion of the first quarter of 2007.
Other income (expense), net was $0.2 million of expense in the first quarter of 2008 compared to income of $0.3 million during the same period in 2007. The change reflects foreign exchange losses in 2008 compared to foreign exchange gains in 2007.
The tax provision (benefit) for the first quarter of 2008 amounted to a benefit of $2.6 million. This amount includes no tax benefits associated with the $37 million in R&D milestones accrued in the first quarter of 2008. These expenses were incurred and paid through an international subsidiary and a full deferred tax valuation allowance is being established against the deferred tax assets being recorded for these expenses.
Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807

2008 Full Year Outlook
The Company is reaffirming its 2008 full year outlook for its continuing operations, of year-over-year revenue growth of 30% to 35% and diluted earnings per share of $0.15 to $0.35. The assumptions underlying this outlook remain unchanged from those set forth by the Company on April 14, 2008. In addition, this outlook excludes: the earnings per share impact of any potential milestone payments associated with the Company’s 2007 licensing agreements, any potential business development transactions and any potential dilution from the Company’s convertible notes and stock warrants.
Presentation of Information in this Press Release
In an effort to provide investors with additional information regarding Alpharma’s results as determined by U.S. Generally Accepted Accounting Principles (“GAAP”), the Company also discloses certain non-GAAP information which management utilizes in its analysis of its business and which it believes also provides useful information to investors. This information includes earnings before interest, taxes, depreciation, and amortization (“EBITDA”). Within this press release, the Company has disclosed the impact of certain charges and other items on the results of operations. The Company discloses these items to assist the reader in understanding the impact of these items on the Company’s financial results and the earnings generated by operations that the Company believes can be more meaningfully compared with prior periods and forecasts. A reconciliation of reported to adjusted results for continuing operations for the three months ended March 31, 2008 and 2007, is attached to this release.
Statements made in this release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to future financial expectations, involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Information on other important potential risks and uncertainties not discussed herein may be found in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2007.
Alpharma management will hold a conference call to discuss this press release at 8:30 AM Eastern Daylight Time on Monday, May 5, 2008. A presentation, which management will refer to on the call, will be available on the
Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807

Company’s website, in the “Investor’s Support” section at www.alpharma.com. The call will be open to all interested parties and may be accessed by using the following information:
CONFERENCE CALL ACCESS

Domestic Dial In:	(800) 351-4892
International Dial In:	(334) 323-7224
Conference ID:	ALPHARMA
In addition, for those unable to participate at the time of the call, a rebroadcast will be available following the call from noon on May 5, 2008 at 12:00 PM Eastern Daylight Time until May 19, 2008 Eastern Daylight Time at midnight. The rebroadcast may be accessed on the Internet at http://www.streetevents.com or by telephone using the following information:
REBROADCAST ACCESS

U.S. Dial In:	(877) 919-4059
International Dial In:	(334) 323-7226
Participant Code:	94596047
About Alpharma
Alpharma Inc. (NYSE: ALO) is a global specialty pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 80 countries. Alpharma has a growing branded pharmaceutical franchise in the U.S. pain market with its KADIAN® (morphine sulfate extended-release) Capsules, and the FLECTOR® Patch (diclofenac epolamine topical patch). Alpharma is also internationally recognized as a leading provider of pharmaceutical products for poultry and livestock.
About KADIAN® Capsules
KADIAN® (morphine sulfate extended-release) Capsules are an extended-release formulation of morphine sulfate indicated for the management of moderate-to-severe chronic pain, when a continuous, around-the-clock opioid analgesic is needed for an extended period of time. Capsules can be taken once-daily (q24h) or twice-daily (q12h), as prescribed, to provide up to 24 hours of pain relief. Capsules are now available in eight strengths: 10 mg, 20 mg, 30 mg, 50 mg, 60 mg, 80 mg, 100 mg and 200 mg. KADIAN® offers flexible dosing and administration options that allow physicians to fine tune titration schedules and tailor treatment for individual patient needs.
KADIAN® is a Schedule II controlled substance, with an abuse liability similar to other opioid analgesics. The 100 mg and 200 mg capsules are for use in opioid-tolerant patients only. KADIAN® capsules are to be swallowed whole. The pellets in the capsules are not to be chewed, crushed, or dissolved due to the risk of rapid release and absorption of a potentially fatal dose of morphine. Serious adverse reactions that may be associated with KADIAN® therapy include: respiratory depression, respiratory arrest, circulatory depression, cardiac arrest, hypotension, and/or shock.
Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807

About the FLECTOR® Patch
The FLECTOR® Patch is a 10x14 cm adhesive patch containing 180 mg of diclofenac epolamine applied on a non-woven felt backing and covered with a polypropylene release liner. FLECTOR® Patch contains 1.3% epolamine salt of diclofenac, and has been approved by the FDA for the treatment of acute pain due to minor strains, sprains and contusions. Since its initial approval by Swiss regulatory authorities in 1993, FLECTOR® Patch has been approved for sale in 39 countries throughout the world. IBSA’s patented diclofenac epolamine was specifically developed to achieve a significant release of active from the patch and promote subsequent absorption through the skin. Application to the injured area twice a day results in a local analgesic and anti-inflammatory effect with only minor systemic exposure to diclofenac. FLECTOR® Patch is contraindicated for the treatment of peri-operative pain in the setting of coronary artery bypass graft surgery.
About Ketoprofen in Transfersome® Gel
The licensed product candidate combines ketoprofen and IDEA AG’s (“IDEA”) novel proprietary Transfersome® technology. In August 2006, IDEA reported the positive outcome of a Phase III efficacy and safety trial of osteoarthritis of the knee. In May 2007, IDEA submitted a regulatory filing to the European Agency for the Evaluation of Medicinal Products (“EMEA”) for approval of the product for the short and long-term treatment of osteoarthritis, including data from four Phase II and Phase III clinical studies in over 2000 patients.
In June 2007, IDEA received an approval for ketoprofen in Transfersome® gel from Swiss regulators for the treatment of inflammation and pain related to osteoarthritis. This approval was based on the first pivotal European trial, which demonstrated that both ketoprofen in Transfersome® gel and Celebrex® (celecoxib), improved patient’s conditions comparably and progressively over the six-week study period and are both statistically superior to placebo. The much broader EMEA submission package also included a long-term open-label, safety and efficacy trial with patients treated with ketoprofen in Transfersome® gel for up to 18 months.
Alpharma believes that IDEA’s EMEA filing package, including the positive Phase III trial in Europe will be helpful for its U.S. NDA filing strategy. IDEA plans, and will fund and conduct, two additional late stage clinical studies: a second pivotal, placebo-controlled, Phase III U.S. study in osteoarthritis patients, and a multi-arm, placebo-controlled, Phase III European study, which will also compare Ketoprofen in Transfersome® gel to Celebrex® in a sub-study. The latter is anticipated to help evaluate ketoprofen in Transfersome® gel as a viable alternative to oral NSAIDs, including COX-2 products.
Safety Aspects of NSAIDs
Non Steroidal Anti-Inflammatory Drugs (“NSAIDS”) may cause an increased risk of serious cardiovascular thrombotic events, myocardial infarction, and stroke, which can be fatal. This risk may increase with duration of use. Patients with cardiovascular disease or risk factors for cardiovascular disease may be at greater risk. NSAIDs cause an increased risk of serious gastrointestinal adverse events including bleeding, ulceration, and perforation of the stomach or intestines, which can be fatal. These events can occur at any time during use and without warning symptoms. Elderly patients are at greater risk for serious gastrointestinal events. Topically applied NSAIDS, such as FLECTOR® Patch and ketoprofen in Transfersome® gel, are designed to minimize systemic exposure and may provide physicians with expanded options to treat pain.
Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807

Alpharma press releases are also available at our website: http://www.alpharma.com. If you would like to receive Alpharma press releases via email please contact: investorrelations@alpharma.com.
Contact:
Jack Howarth
Vice President, Investor Relations
908-566-4153
Jack.howarth@alpharma.com
# # #
Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807

ALPHARMA INC.
Consolidated Statement of Operations
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Total revenue	$157.5	$118.3
Cost of sales	58.3	45.8

Gross profit	99.2	72.5
Selling, general and administrative expenses	90.4	55.3
Research and development	51.1	14.9
Asset impairments and other (income) expense	—	(2.1)

Operating income	(42.3)	4.4
Interest income (expense), net	0.8	1.4
Other income (expense), net	(0.2)	0.3

Income (loss) from continuing operations, before income taxes	(41.7)	6.1
Provision (benefit) for income taxes	(2.6)	2.6

Income (loss) from continuing operations	(39.1)	3.5

Income from discontinued operations, net of taxes (Including net gain on sale of $201.5 million)	202.2	8.5

Net income (loss)	$163.1	$12.0

Average common shares outstanding:
Basic	43.253	42.291
Diluted	43.253	42.845

Earnings per common share:
Basic
Income (loss) from continuing operations	($0.90)	$0.08
Income from discontinued operations	$4.67	$0.20

	$3.77	$0.28

Diluted
Income (loss) from continuing operations	($0.90)	$0.08
Income from discontinued operations	$4.67	$0.20

	$3.77	$0.28

Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807

ALPHARMA INC.
Operating Results by Segment — Continuing Operations (Unaudited)
(in millions)

	Revenue		Operating income (loss)
Three Months Ended March 31,	2008	2007	2008	2007
Pharmaceuticals	$66.0	$34.5	$(49.1)	$(2.1)
Operating margin			N/M	-6.1%
Animal Health	91.5	83.8	17.0	17.1
Operating margin			18.6%	20.4%
Unallocated and Eliminations	—	—	(10.2)	(10.6)

Total	$157.5	$118.3	$(42.3)	$4.4

Operating margin			N/M	3.7%

N/M — Not meaningful
ALPHARMA INC.
Consolidated Condensed Balance Sheet (Unaudited)
(In millions)

	March 31, 2008	December 31, 2007
Cash and cash equivalents	$275.5	$309.5
Receivable due from sale of API, net	383.4	—
Accounts receivable, net	93.9	93.2
Inventories	104.1	93.1
Prepaid expenses and other current assets	20.9	20.9
Current assets held for sale	—	67.0

Total current assets	877.8	583.7
Property, plant and equipment, net	139.4	140.0
Goodwill and intangible assets, net	344.4	350.3
Other assets and deferred charges	56.7	60.3
Non-current assets held for sale	—	162.0

Total assets	$1,418.3	$1,296.3

Short-term debt	$6.0	$5.8
Accounts payable, accrued expenses and other current liabilities	195.3	159.5
Current liabilities held for sale	—	41.3

Total current liabilities	201.3	206.6
Long-term debt	300.0	300.0
Deferred taxes and other non-current liabilities	73.1	42.0
Non-current liabilities held for sale	—	16.6

Total non-current liabilities	373.1	358.6

Stockholders’ equity	843.9	731.1

Total liabilities and stockholders’ equity	$1,418.3	$1,296.3

Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807

*A reconciliation of reported to adjusted results for continuing operations for the three months ended March 31, 2008 and 2007 is, as follows:
ALPHARMA INC.
Reported to Adjusted Earnings (Loss) Per Common Share (Unaudited)

	Three Months Ended
	March 31,
Continuing Operations	2008	2007
Diluted earnings (loss) per common share — reported	$(0.90)	$0.08
R&D milestones, ketoprofen in Transfersome® gel	$0.85	—

	$(0.05)	$0.08

ALPHARMA INC.
Earnings Before Interest, Taxes, Depreciation & Amortization (“EBITDA”) (Unaudited)
(in millions)

	Three Months Ended
	March 31,
Continuing Operations	2008	2007
Income (loss) before income taxes	$(41.7)	$6.1
Interest income (expenses), net	(0.8)	(1.4)
Depreciation and amortization*	10.3	8.5
R&D milestones, ketoprofen in Transfersome® gel	37.0	—

EBITDA	$4.8	$13.2

*	Includes amortization of restricted stock
Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807